ADDENDUM

This Addendum (“Addendum”) to the Investment Agreement dated March 6, 2006 (“Agreement”) is made this 17th day of March, 2006, by and between the parties to this Addendum, Getting Ready Corporation (“Company”) and Dutchess Private Equities Fund, LP ("Dutchess") pertaining to the Agreement.

Whereas, the parties have agreed to remove Section 6 of the Agreement in its entirety and have reached full agreement as to the terms and conditions of such amendment.

The new Section 6 shall read "Intentionally Omitted"

No other terms, rights or provisions of the Investment Agreement are or should be considered to have been modified by the terms of this Addendum and each party retains all other rights, obligations, privileges and duties contained in the Agreement..

Agreed and Accepted on this 17th day of March, 2006. :

By Dutchess:_/s/ Douglas H. Leighton______________________________
Douglas H. Leighton, Managing Director

By Company:_/s/ Sheldon Rose____________________________________
Sheldon Rose, CEO